Exhibit 99.1

Implant Sciences Appoints New Chief Operating Officer

Tuesday March 20, 9:30 am ET

WAKEFIELD, Mass.--(BUSINESS WIRE)--Implant Sciences Corporation (AMEX: IMX - News) a developer and manufacturer of high technology products targeting the national security, semiconductor and medical industries, announced today it has appointed Phillip C. Thomas to the newly created position of Chief Operating Officer.

Mr. Thomas has more than 25 years of leadership experience serving in a wide range of companies from start-ups to turnarounds to Fortune 500 firms. Functional elements of Mr. Thomas' business career include executive positions overseeing business development efforts, product development activities, sales and marketing programs, and manufacturing operations in multi-national and multi-cultural environments. Mr. Thomas' unique career also includes senior management positions at well-established high tech leaders where he was actively involved with fast paced, multi-million dollar business development efforts targeting key institutions within the federal government, its associated government contractor community and various foreign governments. Prior to commencing his business career, Mr. Thomas served with distinction for eight years as a U.S. Naval Intelligence Officer.

"Implant Sciences is a remarkable and exciting company with significant potential for growth," stated Mr. Thomas. "I look forward to building on the foundation in place and helping lead the Company as we strive to rapidly grow to the next level. We are all committed to enhancing our market focus and streamlining the operations of the Company as we strive to move toward the point where we can begin to see sustained profitability."

Dr. Anthony J. Armini, Ph.D., Chairman and CEO of Implant Sciences, stated, "With the growth experienced by Implant Sciences over the past two years and the significant opportunities we see on the horizon, strengthening the management team to successfully deal with these future challenges became an important objective. In our search to fill this important Chief Operating Officer position, we placed high value on retaining an individual who possessed the skills necessary to address the day-to-day operations of a company introducing new products to the commercial and governmental marketplace, and most importantly, an individual who possessed proven experience in leading companies through the many obstacles faced by growth companies in achieving their goals and objectives. We believe Phil Thomas has the personal qualities and skill sets which have enabled him to navigate companies around such obstacles in his previous roles as a senior executive, including several positions as Chief Executive Officer. We are pleased to welcome him to our team and look forward to working together as we strive to capitalize on the many opportunities that have developed over the past two years. We believe these efforts, taken together, will continue to reinforce our goal of building shareholder value."

Implant Sciences

Implant Sciences, incorporated in 1984, uses its ion beam technology to develop, manufacture and market products through its primary business units: (i) trace explosives detection systems for homeland security and defense applications and (ii) state of the art products and services for the semiconductor and medical device industries. The Company has developed trace explosives detection systems using its proprietary Quantum Sniffer(TM) technology. The Company has installed its handheld, portable detection equipment throughout the world and continues to develop innovative explosives detection systems to address security needs in aviation, cargo, transportation, and government and commercial infrastructure. The Company also operates state of the art ion implanters at its Sunnyvale, California facilities to provide implantation services to the semiconductor industry. For further details on the Company and its products please visit the Company's website at www.implantsciences.com.

Implant Sciences believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management's current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review Implant Sciences' filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the period ended June 30, 2006 and Quarterly Reports on Form 10Q for the periods ended September 30, 2006 and December 31, 2006. The Company assumes no obligation to update the information contained in this press release.

Contact:
Implant Sciences Corporation
Investor Relations
508-523-3141 or 781-246-0700
www.implantsciences.com
or
Catalyst Financial Resources
Thomas T. O'Brien, 503-757-4903
Thomas@catalystresearch.com